Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BT Group plc:

We consent to the incorporation by reference in the registration statements (No. 333- 178663 and 333-219524) on Form S-8 of BT Group plc of our reports dated 6 May 2020, with respect to the group balance sheets of BT Group plc and subsidiaries as of 31 March 2020 and 2019, the related group income statements, group statements of comprehensive income, group statements of changes in equity, and group cash flow statements for each of the years in the two-year period ended 31 March 2020, and the related notes, and the effectiveness of internal control over financial reporting as of 31 March 2020, which reports appear in the 31 March 2020 annual report on Form 20-F of BT Group plc.

Our report on the consolidated financial statements refers to our audit of the adjustments that were applied to revise the 2018 consolidated financial statements to:

•	retrospectively apply the transfer of the Northern Ireland Networks business between reportable segments, as described in Notes 1, 4 and 7,

•	retrospectively apply the reclassification of internal revenue generated by the Ventures business within the Enterprise segment, as described in Notes 1 and 4,

•	retrospectively apply the change in allocation of group overhead costs and transfer of the Emergency Services Network contract between reportable segments, as described in notes 1 and 4,

•	retrospectively apply the re-presentation of product costs and commissions; provision and installation; and marketing and sales; and other operating costs as described in Note 6, and

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retrospectively apply the re-presentation of disclosures required resulting from the adoption of IFRS 9, Financial Instruments, with respect to items designated as hedging instruments, as described in Note 28.

However, we were not engaged to audit, review, or apply any procedures to the 2018 consolidated financial statements other than with respect to such adjustments.

Our report on the consolidated financial statements refers a change in method of accounting for leases as of 1 April 2019 due to the adoption of IFRS 16, Leases, its method of accounting for revenue from contracts with customers as of 1 April 2018 due to the adoption of IFRS 15, Revenue from Contracts with Customers, and its method of accounting for financial instruments as of 1 April 2018 due to the adoption of IFRS 9, Financial Instruments.

Our report dated 6 May 2020, on the effectiveness of internal control over financial reporting as of 31 March 2020, expresses our opinion that BT Group plc did not maintain effective internal control over financial reporting as of 31 March 2020 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses related to General IT Controls and Risk Assessments have been identified and included in management’s assessment.

/s/ KPMG LLP

London, United Kingdom

21 May 2020